Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

Jefferies Credit Partners BDC Inc. (“we,” “us,” “our” and “Company”) has one class of common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In this exhibit, references to “we,” “us” and “our” refer only to the Company and not any of its subsidiaries. The following description is based on relevant portions of the Maryland General Corporation Law (“MGCL”) and on our charter (the “Charter”) and our amended and restated bylaws (the “Bylaws”). This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter and Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K to which this exhibit relates.

Description of our Common Stock

Under the terms of the Charter, the Company’s authorized capital consists of 1,000,000,000 shares of common stock, par value $0.001 per share (the “common stock”), and 100,000,000 shares of preferred stock, par value $0.001 per share. As permitted by the MGCL, the Charter provides that a majority of the entire board of directors of the Company (“Board of Directors”), without any action by our stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. The Charter also provides that the Board of Directors may classify or reclassify any unissued shares of stock into one or more classes or series of common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for the Company’s stock and the Company does not expect that a market for its stock will develop in the future. The Company does not currently intend for the shares to be listed on any national securities exchange, although it is possible that they would be listed in the future. There are no outstanding options or warrants to purchase the Company’s stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, the Company’s stockholders generally are not personally liable for the debts or obligations of the Company solely as a result of their status as stockholders. Unless the Board of Directors determines otherwise, the Company will issue all shares of its stock in uncertificated form.

Common Stock

All shares of our common stock have equal rights as to dividends, distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to stockholders if, as and when authorized by the Board of Directors and declared by the Company out of funds legally available therefor. Holders of shares of common stock have no preference, exchange, sinking fund, conversion, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Shares of common stock are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract (including the relevant subscription agreement for our common stock) and except that, in order to avoid the possibility that the Company’s assets could be treated as “plan assets,” the Company may require any person proposing to acquire shares of common stock to furnish such information as may be necessary to determine whether such person is a benefit plan investor or a controlling person, restrict or prohibit transfers of shares of such stock or redeem any outstanding shares of stock for such price and on such other terms and conditions as may be determined by or at the direction of the Board of Directors.

In the event of the Company’s liquidation, dissolution or winding up, each share of common stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays or otherwise provides for all of its debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, if any preferred stock is outstanding at such time. Subject to the rights of holders of any other class or series of stock, each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director. Each director will be elected by the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote thereon.

Preferred Stock

Under the terms of the Charter, the Board of Directors may authorize the Company to issue shares of preferred stock in one or more classes or series, without stockholder approval, to the extent permitted by the Investment Company Act of 1940, as amended (the “1940 Act”). The Board of Directors has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. Any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC.

Transfer and Resale Restrictions

Prior to an IPO or a listing, if any, investors will generally be prohibited from transferring their shares without our prior written consent. In addition, purchasers of shares of our common stock prior to an IPO and listing, if any, will not be permitted to transfer their shares after the consummation of such IPO and listing, if any, including a transfer of solely an economic interest, without our prior written consent for a period of time, unless we determine to waive such restriction.

Notwithstanding the foregoing, however, prior to an IPO or a listing, if any, investors may transfer their shares to an “affiliated person,” as defined in Section 2(a)(3) of the 1940 Act, including a transfer of solely an economic interest, in whole or in part, provided that (i) we provide prior written consent to any such transfer, which shall not be unreasonably withheld or delayed, (ii) any purported transferee satisfies applicable eligibility and/or suitability requirements as set forth in the investor’s subscription agreement, and (iii) any such transfer is made in connection with transactions exempt from, or not subject to, the registration requirements of the Securities Act of 1933 (the “Securities Act”) and otherwise in compliance with applicable securities laws, the Charter and the subscription Agreement. No transfer will be effectuated except by registration of the transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as an investor in the Company.

Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Charter contains a provision that eliminates directors’ and officers’ liability, subject to the limitations of Maryland law and the requirements of the 1940 Act.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in the proceeding in which the director or officer was successful. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under Maryland law, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Charter obligates the Company, subject to the limitations of Maryland law and the requirements of the 1940 Act, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any individual who is a present or former director or officer of the Company and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; and (2) any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of such person’s service in that capacity, in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. In accordance with the 1940 Act, the Company will not indemnify any person for any liability to the extent that such person would be subject by reason of such person’s willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his, her or its office.

Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

Maryland law, the Charter and the Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of stockholders. The Company believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the Board of Director’s ability to negotiate such proposals may improve their terms.

Board of Directors

Currently, our Board of Directors is not classified. As permitted by Maryland law, our Bylaws provide that we are not required to hold annual meetings of stockholders in any year in which the election of directors is not required by the 1940 Act or Maryland law. Accordingly, directors may be elected to serve indefinite terms between annual meetings of stockholders. Notwithstanding the foregoing, our Charter provides that on the Classification Date (as defined in the Charter), our Board of Directors will be divided into three classes. Following the Classification Date, we will be required to hold an annual meeting of stockholders each year. At each annual meeting of stockholders following the Classification Date, one class of directors will stand for election and the directors elected in that class will be elected for a term expiring at the third succeeding annual meeting, with the term of office of only one of the three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. A classified board may render a change in control of us or removal of our incumbent management more difficult.

Election of Directors

Under our Charter and Bylaws, the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote thereon at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director. Pursuant to our Charter and Bylaws, our Board of Directors may amend the Bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our Charter provides that the number of directors of the Company may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum required by the MGCL, which is one. Our Bylaws provide that the number of directors may never be less than the minimum number required by the MGCL nor more than fifteen.

Our Charter provides that, at such time as we have at least three “Independent Directors” and our common stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, as defined in our Charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or (with respect to the holders of common stock, unless the charter provides for stockholder action by less than unanimous written consent) by unanimous written consent in lieu of a meeting. Our Charter and Bylaws permit action by holders of common stock by less than unanimous consent, only if the action is advised and submitted to the stockholders for approval by the Board of Directors. These provisions, combined with the requirements of our Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Calling of Special Meetings of Stockholders

Our Bylaws provide that special meetings of stockholders may be called by our chairman of the board, Board of Directors and certain of our officers. Additionally, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, convert into another form of business entity, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by the corporation’s board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. A Maryland corporation may provide in its charter for approval of these matters by a lesser or greater percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Subject to certain exceptions discussed below, the Charter provides for approval of these actions by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

Our Charter provides that the affirmative vote of at least 80% of the votes entitled to be cast thereon will be necessary to effect any of the following actions:

●

any amendment to the Charter to make our common stock a “redeemable security” and any other proposal to convert the Company, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

●	certain amendments to the Charter;
●	the liquidation or dissolution of the Company and any amendment to the Charter to effect any such liquidation or dissolution;

●	any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of our assets that the MGCL requires be approved by stockholders of the Company; or

●

any transaction between the Company, on the one hand, and any person or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provision) that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of our directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group;

provided, however, that if the Continuing Directors (as defined below), by vote of at least a majority of such Continuing Directors, in addition to approval by our Board of Directors, approve such proposal, transaction or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter will be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in the preceding fifth bullet point, if such transaction is approved by the Continuing Directors, by a vote of at least a majority of such Continuing Directors, no stockholder approval of such transaction will be required unless the MGCL, the 1940 Act or another provision of the Charter or Bylaws otherwise requires such approval. A “Continuing Director” is defined in the Charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies on the Board is approved by a majority of our current directors then on the Board of Director, or (3) any successor directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies is approved by a majority of Continuing Directors or the successor Continuing Directors then in office. In any event, in accordance with the requirements of the 1940 Act, any amendment or proposal that would have the effect of changing the nature of our business so as to cause us to cease to be, or to withdraw our election as, a BDC would be required to be approved by a majority of our outstanding voting securities, as defined under the 1940 Act.

Our Charter and Bylaws provide that the Board of Directors has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by stockholders may be made only (a) pursuant to the Company’s notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Company who was a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the notice by the stockholder as required by the Bylaws and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws. With respect to special meetings of stockholders, only the business specified in the Company’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected may be made only (a) by or at the direction of the Board of Directors, or (b) provided that the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by our Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the notice required by the Bylaws and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws.

No Appraisal Rights

For certain extraordinary transactions and charter amendments, the MGCL provides the right to dissenting stockholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. As permitted by the MGCL, the Charter provides that stockholders will not be entitled to exercise appraisal rights unless the Board of Directors, upon such terms and conditions as specified by the Board of Directors, determines that appraisal rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Control Share Acquisitions

Certain provisions of the MGCL provide that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, which is referred to as the Control Share Acquisition Act. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholder meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. The Bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock.

Business Combinations

Under the Maryland Business Combination Act, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

●	any person who beneficially owns 10% or more of the voting power of the corporation’s stock; or

●

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the corporation’s board of directors approves in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any such business combination generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if holders of the corporation’s common stock receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute provides various exemptions from its provisions, including for business combinations that are exempted by the corporation’s board of directors before the time that the interested stockholder becomes an interested stockholder. The Board of Directors has adopted a resolution exempting from the requirements of the statute any business combination between the Company and any other person, provided that such business combination is first approved by the Board of Directors (including a majority of the directors who are not “interested persons” within the meaning of the 1940 Act). This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Conflict with the 1940 Act

The Charter and Bylaws provide that, if and to the extent that any provision of the MGCL, including, without limitation, the Control Share Acquisition Act and the Business Combination Act or any provision of the Charter or the Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum

Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on behalf of the Company, other than actions arising under United States federal securities laws, (c) any action asserting a claim of breach of any duty owed by any director or officer or other agent of the Company to the Company or to the stockholders of the Company, (d) any action asserting a claim against the Company or any director or officer or other agent of the Company arising pursuant to any provision of the MGCL or the Charter or Bylaws, or (e) any other action asserting a claim against the Company or any director or officer or other agent of the Company that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Company consents in writing to such court. The exclusive forum selection provision will not apply to claims arising under the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction.